Exhibit 10.9

Separation & Release Agreement

This Separation and Release Agreement (“Agreement”) is between Brad Stevens (“Employee”) and Datastream Systems, Inc. (the “Company”) (herein “parties”) and is entered into as of April 16, 2003 (the “Effective Date”) and the Agreement will remain in effect for one (1) year from the Effective Date.

Whereas, Employee is employed by the Company as VP of Marketing for Datastream Systems, Inc.; and,

Whereas, Employee and the Company wish to set forth certain agreements between themselves as to severance and benefits, the conditions upon such Employee’s receipt of such severance and benefits, and other terms related to the termination of Employee’s employment if and when such termination shall become effective during this Agreement (such date referred to herein as the “Termination Date”).

Now, therefore, in consideration of these recitals and the promises and agreements set forth in this Agreement, Employee’s employment with the Company will terminate effective on the Termination Date upon the following terms:

1. General Release. Employee for himself and on behalf of his attorneys, heirs, assigns, successors, executors, and administrators agrees upon his termination to execute, in a form reasonably satisfactory to the Company, a general release and covenant not to sue in favor of the Company and its current and former parent, affiliated, and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners and stockholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors, and administrators from any and all claims, liabilities, obligations, agreements, damages, causes of action, costs, losses, damages, and attorneys’ fees and expenses whatsoever, whether known or unknown or whether connected with Employee’s employment by the Company which may have arisen, or which may arise, prior to, or at time of, the Termination Date.

2. Severance Terms. Upon the involuntary termination of the Employee for any reason other than cause (as defined in Section 2.3 below), in consideration for the promises, covenants, agreements, and releases set forth herein, and conditional upon such Employee’s execution of the general release and covenant not to sue described in Section 1 above, the parties agree:

2.1	The Company shall pay Employee six (6) months salary at his monthly salary rate as of the Effective Date of this Agreement, less any and all applicable withholding and authorized deductions, payable on the Company’s next normal payday and in accordance with the Company’s normal payroll practices.

2.2	The Company shall pay on Employee’s behalf and upon Employee’s submission of appropriate invoices to Datastream’s Human Resources Department, invoices for Employee’s (and covered family members) health insurance premium payments under COBRA on a monthly basis for a period of up to six (6) months from the Termination Date. Employee’s enrollment in Exec-U-Care (or any successor program) shall terminate on the Termination Date. Following such six (6) month period, Employee shall be responsible for any premium payments under COBRA. With regard to all other benefits (including but not limited to any grants of stock options), applicable law, plan provisions and Company’s administration procedures shall govern Employee’s rights and responsibilities.

2.3	“Cause” shall mean:

2.3.1	The Employee has committed a willful serious act, such as fraud, embezzlement or theft, against the Company, intending to enrich himself at the expense of the Company;

2.3.2	The Employee has committed a dishonest, illegal or wrongful act involving (1) fraud, misrepresentation or moral turpitude, (2) causing damage to the Company, or (3) involving potential damage to the business or reputation of the Company;
2.3.3	The Employee has been convicted of a felony and has exhausted all opportunities for appeal of such conviction;
2.3.4	The Employee, in carrying out his duties hereunder, has been guilty of gross neglect or willful misconduct;
2.3.5	The Employee has materially breached this Agreement and has not remedied the breach within thirty (30) days after receipt of written notice from the Company that the breach has occurred;
2.3.6	Employee’s death.

3. Payment to Company Upon Voluntary Resignation. In the event Employee voluntarily resigns his employment with the Company prior to first anniversary of the Effective Date of this Agreement, he shall within thirty (30) days of the effective date of such voluntary resignation pay to the Company a cash amount of Nine thousand dollars ($9,000). .

4. Change in Control. The parties agree that, in the event of a change in control of the Company during this Agreement, Employee may notify the Company in writing of his election of the severance and benefits described in Section 2, rather than continued employment with the Company or its successor. Such notification must be made no later than ninety (90) days after such change of control. Employee’s departure upon such election shall be treated as an involuntary termination for a reason other than cause (as defined in Section 2.3). For purposes of this Agreement, “change of control” is defined as: (1) any sale, merger, or consolidation of the Company with another company that involves all or substantially all of the Company’s assets; (2) the passing of a resolution of the board of directors or the shareholders to liquidate the assets of the company in one or more transactions; (3) any takeover of all or substantially all of the assets of the Company by any person or persons other than the current shareholders; or (4) a sale of a majority of the voting securities of the Company by the existing shareholders.

5. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and/or construed in remaining part to the full extent allowed by law, with the remaining provisions of this Agreement continuing in full force and effect.

6. Arbitration

6.1	Binding Effect. Any and all controversies, claims or disputes relating to the provisions or obligations under this Agreement shall be submitted to binding arbitration in accordance with the provisions of applicable law of the State of South Carolina, as from time to time amended. Arbitration proceedings, including the selection of an arbitrator, shall be conducted pursuant to the commercial rules, regulations and procedures from time to time in effect as promulgated by the American Arbitration Association. The parties agree that arbitration shall be the sole means of resolving any and all disputes arising out of this Agreement. The arbitration will be conducted in the city of Greenville, South Carolina, Greenville County.

6.2	Notice; Time Limitation. Both Employer and Employee agree that the aggrieved party must give written notice of any claim to the other party within one (1) year of the date the aggrieved party first has knowledge of the event giving rise to the claim; otherwise the claim shall be void and deemed waived even if there is a federal or state statute of limitations which would have given more time to pursue the claim. The written notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based.

7. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, and supersedes all prior and contemporaneous negotiations and agreements, oral or writer. This Agreement cannot be changed or terminated except pursuant to a written agreement executed by the parties.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, except where preempted by federal law.

9. Option to Renew Agreement. At the end of this Agreement, the parties may opt to renew this Agreement for another year. Both parties must agree to renew it for it to be binding.

Executed in Greenville, South Carolina as of the 17th day of April, 2003.

/s/ BRAD STEVENS

BRAD STEVENS VP of Marketing, Datastream Systems, Inc.

Executed in Greenville, South Carolina as of the 17th day of April, 2003.

DATASTREAM SYSTEMS, INC.

By:	/s/ LARRY BLACKWELL

LARRY BLACKWELL President & CEO